Calculation of Filing Fee Tables
S-8
DELUXE CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	457(a)	1,500,000	$ 31.57	$ 47,355,000.00	0.0001381	$ 6,539.73
Total Offering Amounts:						$ 47,355,000.00		$ 6,539.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,539.73
Offering Note
[1]	(1) Represents the additional shares of Deluxe Corporation's (the "Registrant's") common stock issuable under amendment No. 3 to the Deluxe Corporation 2022 Stock Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of securities as may become issuable pursuant to the provisions of the inducement award agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of common stock. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The amount of the registration fee is based on a price of $31.57 per share, which is the average of the high and low prices of the registrant's Common Stock as reported by the New York Stock Exchange on May 4, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources